Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No.1 to Registration Statement on Form F-1 of Glory Star New Media Group Holdings Limited (the “Company”) of our report dated March 29, 2021 (except for Notes 1 and 15, as to which the date is May 28, 2021), relating to the consolidated balance sheets of Glory Star New Media Group Holdings Limited and its subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

June 17, 2021